 Exhibit (a)(1)(D)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Applied Genetic Technologies Corporation
a Delaware corporation
at
$0.34 PER SHARE IN CASH, PLUS ONE NON-TRANSFERABLE CONTRACTUAL CONTINGENT VALUE RIGHT (“CVR”) FOR EACH SHARE, WHICH REPRESENTS THE RIGHT TO RECEIVE ONE OR MORE PAYMENTS IN CASH, CURRENTLY ESTIMATED TO BE UP TO APPROXIMATELY $0.73 PER CVR IN THE AGGREGATE, CONTINGENT UPON THE ACHIEVEMENT OF CERTAIN MILESTONES
Pursuant to the Offer to Purchase
Dated October 26, 2022
by
Alliance Acquisition Sub, Inc.
a direct wholly owned subsidiary of
Alliance Holdco Limited
a direct wholly owned subsidiary of
Syncona Portfolio Limited
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON NOVEMBER 28, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
October 26, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Alliance Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), which is a direct wholly owned subsidiary of Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), which is a direct wholly owned subsidiary of Syncona Portfolio Limited, a private limited company incorporated in Guernsey (“Syncona Portfolio”), to act as Information Agent in connection with Purchaser’s offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), at a price of $0.34 per Share, to the holder in cash, without interest and subject to any withholding of taxes, plus one non-transferable contractual contingent value right (each, a “CVR”) per Share, which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $0.73 per CVR in the aggregate (without interest and less any applicable withholding taxes), based on currently outstanding Shares and Company restricted stock units and contingent upon the achievement of certain milestones (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 26, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute the “Offer”) enclosed herewith. Syncona Portfolio is a direct wholly owned subsidiary of Syncona Holdings Limited, a private limited company incorporated in Guernsey (“Syncona Holdings”), which is a direct wholly controlled subsidiary of Syncona Limited, a registered, closed-ended investment company, incorporated as a limited company in Guernsey, with ordinary shares publicly listed on the London Stock Exchange (LON: SYNC) (“Syncona”).

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 13 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.
A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer (the “Notice of Guaranteed Delivery”);

4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.
A return envelope addressed to the Depositary and Paying Agent for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on November 28, 2022, unless the Offer is extended or earlier terminated.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 23, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, without a meeting of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such merger, the “Merger”). At the Effective Time, all then outstanding Shares (other than: (i) Shares held by the Company (or held in the treasury of the Company); (ii) Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent; and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.
For Shares to be properly tendered pursuant to the Offer: (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent; or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Condition, unless such Shares and other required documents are received by the Depositary and Paying Agent by the Expiration Time (as defined in Section 1 of the Offer to Purchase).
Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A., as the depositary and paying agent, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.
Very truly yours,
Georgeson LLC
Nothing contained herein or in the enclosed documents shall render you the agent of Syncona Investment Management, Syncona Portfolio, Parent, Purchaser, the Information Agent or the Depositary and Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer Is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
All inquiries should be directed to (800) 279-6913 for assistance.